Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

July 29, 2015

CFO Commentary on Second Quarter 2015 Financial results

Financial Information

Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules included below and in our financial tables that accompany our second quarter 2015 earnings press release available at http://investor.amctheatres.com

Conference Call

The Company will host a conference call on Wednesday, July 29, 2015 at 4:00 p.m. CDT/5:00 p.m. EDT to review second quarter 2015 results.  To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S.  You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Summary

We are very pleased with our record setting second quarter financial results. We set a number of all-time records for various financial metrics, including total revenue and adjusted EBITDA, and our strong cash-on-cash returns on our various strategic initiatives are continuing to drive margins in the right direction.

The second quarter of 2015 witnessed the highest industry grossing quarter in history.  Based on the record setting strength of the top three films in the quarter - Jurassic

World, Avengers: Age of Ultron, and Furious Seven - the industry box office grew 9.4% and industry attendance grew 5.9%.

Based, in part, on the success of our comfort and convenience, enhanced food and beverage and premium sight and sound initiatives, AMC increased total revenues 13% to a quarterly all-time high of $821.1 million, compared to total revenues of $726.6 million for the same quarter last year.   Total revenues for the 2015 second quarter included a record $533.4 million of admissions revenue (11.4% growth over last year), a record $250.5 million of food and beverage revenue (18.4% growth over last year), and $37.2 million of other theatre revenue (2.4% growth over last year).

Second quarter 2015 total attendance increased 7.3% to 53.8 million compared to last year, and average ticket price increased $0.36 or 3.8% to an all-time high $9.91, due in large part to stronger IMAX and premium format box office attendance in the quarter.

Compared to the second quarter last year, on a per screen basis, admissions revenues outperformed the industry by approximately 120 basis points, growing 10.0% for the second quarter, compared to approximately 8.8% for the industry.  Our results benefitted from a strong IMAX and reseat initiative performance which were somewhat offset by competitive market activities.

Food and beverage continues to shine as we deployed additional proven food and beverage investments in the second quarter.  Food and beverage revenues per patron set another all-time high and company record of $4.65, growing 10.2% as we saw improvement across our entire spectrum of food and beverage initiatives. Our food and beverage gross margin for the second quarter was 85.7%, flat to last year, while our food and beverage gross profit per patron grew 10.2% to a quarterly record of $3.99. We did a good job this quarter of managing our food costs relative to our rollout of our newer food and beverage concepts, like dine-in-theatres, which generally carry higher percentage costs of goods sold, but generate higher gross profit per patron.

During the second quarter we deployed one new dine-in-theatre, one new Marketplace, 12 new MacGuffins, 24 new Coca-Cola Freestyle® machines, 30 new digital menu boards, and seven new kiosks and added hot foods at four additional locations.

At quarter-end, we had 18 dine-in-theaters and 108 MacGuffins up and running, representing a 20% and 46% increase in unit count, respectively, compared to last year.

Other revenue for the quarter increased 2.4% to $37.2 million compared to last year due primarily to internet ticketing fees, advertising and theatre rentals.

AMC’s film exhibition costs for the second quarter were up $38.2 million, or 14.8% to $295.4 million compared to last year, and this represented 55.4% of admissions revenue.  This increase was driven primarily by a concentration of industry box office on higher grossing films during the quarter with the top 3 films representing almost 43% of the industry box office this quarter compared with 24% in the prior year.

Operating expenses of $202.1 million, excluding certain other operating expenses, increased by 11.5% during the quarter compared to the same quarter last year, and as a percentage of total revenues was approximately 24.6% or 40 basis points less than last year. The increase is due primarily to increases in formats and licensing costs related to strong premium format performance, credit card payment processing due to overall higher revenue volume and a higher percentage of credit card transactions, payroll expense related to minimum wage pressures and staffing at theatres, and group health benefit expenses primarily related to higher enrollment levels at the theatres.

Rent expense for the second quarter increased 1.0% to $115.0, or a 1.3% increase in average screens as we benefitted from deferred rent associated with landlord contributions and the re-opening of several recliner reseat renovations during the quarter.  Rent per average screen for the second quarter declined 0.3% compared to the previous year.

Adjusted EBITDA for the second quarter of 2015 grew 19.7% to an all-time quarterly record of $157.8 million as compared to the second quarter last year.  This also translates into a 110 basis point improvement in Adjusted EBITDA margin to 19.2% compared to the same period a year ago.  The contributions from higher attendance and average ticket price growth and our strategic initiatives, particularly food and beverage and recliners, combined with active expense management to lift adjusted EBITDA significantly.

Capital Expenditures

Total gross capital expenditures for the second quarter totaled $74.2 million and were offset by approximately $12.7 million of landlord contributions to yield net capex of $61.5 million.  Recliner theatres accounted for the majority of the capex spent in the quarter.

During the quarter, the Company opened one theatre with 12 newly built screens and acquired four theatres with 32 screens. In total during the quarter, 60 screens were temporarily closed for construction, and 88 screens were reopened to implement our strategy and deploy guest experience upgrades.

We continue to expect capital expenditures for 2015 to total approximately $320 million to $340 million, with landlords contributing approximately $65 million to $85 million, resulting in a net cash outlay of approximately $240 million to $260 million.

Six Month Year-to-Date

For the six months ended June 30, 2015, total revenues grew 9.3%, to $1,474.2 million, compared to total revenues of $1,349.3 million for the same period last year.   Total revenues year-to-date for 2015 included $952.1 million of admissions revenue (7.3% growth over last year), $451.0 million of food and beverage revenue (14.7% growth over last year), and $71.1 million of other theatre revenue (4.1% growth over last year).

AMC outperformed the industry with our box office growth of 7.3% for the six month period versus an aggregate industry box office growth of 6.6%.  On a per screen basis we underperformed the industry by approximately 60 basis points for the six month period primarily as a result of the impact of the first quarter’s concentration from American Sniper that garnered broad appeal across the country, particularly in southern, more rural markets where we have less of a presence.

Adjusted EBITDA for the six month period set a new record for the first half of the year, growing 17.0% to $273.5 million.  This record adjusted EBITDA was a result of higher attendance and average ticket price contributions in conjunction with higher food and beverage uptake while managing operating expenses that were in line with the volume of business. We also saw a $10.2 million reduction in General and Administrative: Other expense, excluding stock-based compensation expense, for year-to-date period compared to the six month period a year ago, primarily as a result of the first quarter benefit from the termination of the post-retirement health benefit plan.  Adjusted EBITDA margins for the six months ended June 30, 2015 improved by 120 basis points to 18.5% compared to the same period a year ago.

Balance Sheet

With respect to the balance sheet, we ended the second quarter of 2015 with more than $179 million in cash and total debt balance of approximately $1.864 billion.

During the quarter we successfully issued $600 million of 5.75% senior subordinated notes due 2025. The proceeds of this offering were used to pay the consideration for the tender offer we launched on May 26, 2015 to tender any and all of our 9.75% senior subordinated notes due 2020. Approximately 97% of holders accepted the tender offer.

The effect of the completed refinancing is an expected annual cash interest expense savings of approximately $24 million.

At the end of the second quarter, our leverage ratio was roughly 3.6 times net debt to adjusted EBITDA, which is well within our comfort range. Our leverage, cash flow generation and liquidity are all in line with expectations.

Dividend

Consistent with our plans to augment shareholder returns through return of capital, AMC’s Board of Directors, at its regular board meeting on July 28, 2015, authorized the sixth consecutive quarterly dividend of $.20 per share, payable on September 21, 2015 to holders of record on September 8, 2015.

Non-GAAP Measures

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended
	June 30,
	2015	2014
Earnings from continuing operations	$43,923	$31,414
Plus:
Income tax provision	23,350	20,090
Interest expense	27,048	30,475
Depreciation and amortization	57,249	51,750
Certain operating expenses (2)	3,350	7,982
Equity in earnings of non-consolidated entities	(9,362)	(9,597)
Cash distributions from non-consolidated entities	1,285	1,793
Investment expense (income)	(59)	172
Other expense (income) (3)	9,273	(4,157)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	261	572
Stock-based compensation expense (4)	1,439	1,311
Adjusted EBITDA (1)	$157,757	$131,805
Adjusted EBITDA Margin (5)	19.2%	18.1%

	Six Months Ended
	June 30,
	2015	2014
Earnings from continuing operations	$50,061	$26,572
Plus:
Income tax provision	27,280	16,990
Interest expense	55,500	62,658
Depreciation and amortization	115,026	106,527
Certain operating expenses (2)	7,414	14,138
Equity in earnings of non-consolidated entities	(10,686)	(4,213)
Cash distributions from non-consolidated entities	15,771	18,618
Investment expense (income)	(5,202)	(7,685)
Other expense (income) (3)	9,273	(8,386)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	1,839	934
Stock-based compensation expense (4)	7,178	7,668
Adjusted EBITDA (1)	$273,454	$233,821
Adjusted EBITDA Margin (5)	18.5%	17.3%

(1)         We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us;  and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2)         Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3)         Other expense (income) for the quarter ended June 30, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020.  Other expense (income) for the quarter and two quarters ended June 30, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019.

(4)         Non-cash expense included in General and Administrative: Other

(5)         We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.    These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to our pending acquisition, including obtaining regulatory approvals and satisfying closing conditions; our ability to achieve expected synergies from our pending acquisition; our ability to realize expected benefits from our pending acquisition; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.